Enteris BioPharma, Inc.

Unaudited Condensed Financial Statements

As of June 30, 2019 and December 31, 2018 and

For the six months ended June 30, 2019 and 2018

INDEX TO FINANCIAL STATEMENTS

Page Number

CONDENSED BALANCE SHEETS – As of June 30, 2019 (Unaudited) and December 31, 2018	3

CONDENSED STATEMENTS OF OPERATIONS – For the six months ended June 30, 2019 and 2018	4

UNAUDITED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY – For the six months ended June 30, 2019 (Unaudited) and 2018 and the year ended December 31, 2018	5

CONDENSED STATEMENTS OF CASH FLOWS – For the six months ended June 30, 2019 (Unaudited) and 2018	6

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS	7-16
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ENTERIS BIOPHARMA, INC.

UNAUDITED CONDENSED BALANCE SHEETS

	June 30, 2019 (unaudited)	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$150,829	$91,728
Accounts receivable	244,927	445,255
Inventory	90,040	81,645
Prepaid expenses and other current assets	322,382	178,456
Total current assets	808,178	797,084

Property, plant and equipment, net	819,610	872,119
Patents and other intangibles, net	13,638,502	14,189,449
Goodwill	7,761,876	7,761,876
Other assets	50,360	68,502

Total assets	$23,078,526	$23,689,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,369	$98,016
Accrued expenses	1,318,764	845,436
Tax liability	2,988	2,988
Deferred revenue	287,250	3,576,492
Term loan payable	2,558,423	—
Asset financing obligation - short term	172,777	206,000
Other current liabilities	22,779	22,779

Total current liabilities	4,440,350	4,751,711

Long term accrued expenses	—	197,891
Asset financing obligation - long term	—	70,659
Total liabilities	4,440,350	5,020,261

Stockholders’ equity:
Series A convertible preferred stock, par value $0.001 per share, 275,000 shares authorized; 240,793 shares issued and outstanding as of June 30, 2019 and December 31, 2018 (liquidation value of $41.0 million and $39.8 million as of June 30, 2019 and December 31, 2018, respectively)	240	240
Series A-1 preferred stock, par value $0.001 per share, 50,000 shares authorized, issued and outstanding at June 30, 2019 and December 31, 2018 (liquidation value of $2.9 million and $2.8 million as of June 30, 2019 and December 31, 2018, respectively)	50	50
Class A common stock, $0.001 par value, 50,000 shares authorized; 2,832 shares issued and outstanding as of June 30, 2019 and December 31, 2018	3	3
Class B common stock, $0.001 par value, 350,000 shares authorized; 21,667 shares issued and outstanding as of June 30, 2019 and December 31, 2018	22	22
Additional paid-in capital, preferred stock	30,108,719	29,910,828
Additional paid-in capital, common stock	13,520,971	13,520,971
Accumulated deficit	(24,991,829)	(24,763,345)

Total stockholders’ equity	18,638,176	18,668,769
Total liabilities and stockholders’ equity	$23,078,526	23,689,030

See accompanying notes to unaudited condensed financial statements.

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ENTERIS BIOPHARMA, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30, 2019	June 30, 2018
Revenue:
Tablet development	$4,185,456	$1,171,722
Feasibility studies	444,831	884,442
Other revenue	14,000	19,625
Total revenue	4,644,287	2,075,789

Cost of goods sold	1,763,616	2,032,064

Operating expenses:
Research and development	99,782	64,238
General and administrative	2,870,541	2,310,723
Total expenses	4,733,939	4,407,025

Operating income (loss)	(89,652)	(2,331,236)

Other income (expense):
Interest and other income	—	119
Interest and other expense	(138,832)	(32,631)
Total other expense	(138,832)	(32,512)

Income (loss) before income taxes	(228,484)	(2,363,748)
Income tax benefit	—	—

Net income (loss)	$(228,484)	$(2,363,748)

See accompanying notes to unaudited condensed financial statements.

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ENTERIS BIOPHARMA, INC.

UNAUDITED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Common Stock
	Series A Preferred Stock		Series A-1 Preferred Stock		Class A		Class B
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital, Preferred Stock	Additional Paid-in Capital, Common Stock	Accumulated Deficit	Total
Balance January 1, 2018	240,793	$240	50,000	$50	2,832	$3	21,667	$22	$29,910,828	$13,520,971	$(20,505,149)	$22,926,965
Net loss	—	—	—	—	—	—	—	—	—	—	(2,363,748)	(2,363,748)
Balance, June 30, 2018	240,793	$240	50,000	$50	2,832	$3	21,667	$22	$29,910,828	$13,520,971	$(22,868,897)	$20,563,217
Net loss	—	—	—	—	—	—	—	—	—	—	(1,894,448)	(1,894,448)
Balance, December 31, 2018	240,793	$240	50,000	$50	2,832	$3	21,667	$22	$29,910,828	$13,520,971	$(24,763,345)	$18,668,769
Net loss	—	—	—	—	—	—	—	—	—	—	(228,484)	(228,484)
Adjustment for change in Davos liability	—	—	—	—	—	—	—	—	197,891	—	—	197,891
Balance, June 30, 2019	240,793	$240	50,000	$50	2,832	$3	21,667	$22	$30,108,719	$13,520,971	$(24,991,829)	$18,638,176

See accompanying notes to unaudited condensed financial statements.

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ENTERIS BIOPHARMA, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(228,484)	$(2,363,748)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	724,984	760,563
Decrease (increase) in accounts receivable	200,328	(450,903)
Increase in inventory	(8,395)	(118,960)
(Increase) decrease in prepaid expenses and other current assets	(143,927)	9,527
Decrease in other assets	18,143	—
Increase in accounts payable, accrued expenses, and other current liabilities	452,683	514,361
Increase in long-term accrued expenses	—	184,715
(Decrease) increase in deferred revenue	(3,289,242)	1,673,791
Net cash (used in) provided by operating activities	(2,273,910)	209,346

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(35,699)	(36,334)
Increase in patents and other intangibles	(85,829)	(81,986)
Net cash used in investing activities	(121,528)	(118,320)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on asset financing	(94,226)	(82,870)
Payments on capital lease	(9,655)	(8,976)
Increase in loan payable	2,558,420	—
Net cash provided by (used in) financing activities	2,454,539	(91,846)

Net increase (decrease) in cash and cash equivalents	$59,101	$(820)
Cash and cash equivalents at beginning of period	$91,728	$533,592
Cash and cash equivalents at end of period	$150,829	$532,772

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Noncash capital expenditures	$2,771	$1,422

See accompanying notes to unaudited condensed financial statements.

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ENTERIS BIOPHARMA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. Description of Business

Enteris BioPharma, Inc. (the “Company” or “Enteris”), was incorporated in Delaware on April 5, 2013. The Company is a biopharmaceutical company engaged in the research and drug delivery of small proteins, referred to as peptides, for therapeutic use. The Company has patented oral drug delivery technologies that have been shown to deliver therapeutically useful amounts of various peptides, as well as certain impermeable and insoluble (BCS Class II, III and IV) small molecule drugs, into the bloodstream. The Company’s delivery technology has been validated in late stage clinical trials to enable the oral delivery of peptides, in an enteric coated tablet.

2. SWK Acquisition

On August 26, 2019, SWK Products Holdings LLC, a Delaware corporation and wholly-owned subsidiary of SWK Holdings Corporation (collectively referred to as “SWK”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire the Company and its subsidiaries for total consideration of $21.5 million (the “Merger”). The Merger Agreement was entered into by Enteris and SWK with Victory Park Credit Opportunities, L.P., Victory Park Credit Opportunities Intermediate Fund, L.P., VPC Fund II, L.P. and VPC Intermediate Fund II (Cayman), L.P. These entities are referred to as the Seller, and were the owners of Enteris prior to the Merger. Pursuant to the Merger Agreement, a subsidiary of SWK was merged with and into Enteris, with Enteris continuing as the surviving entity in the Merger.

Per the terms of the Merger Agreement, Enteris and Seller will share the milestone and royalty proceeds of the Cara License Agreement described below, and earnings will be split as follows:

•	Seller received 100% of the $8 million upfront amount paid upon execution of the Cara License;

•	Seller will receive 40% of the first milestone payment, with Enteris to receive 60% of such payment;

•	Seller will receive 75% of any remaining milestone and royalty payments until Seller receives an aggregate $32.75 million, excluding the first milestone payment, with Enteris entitled to the remaining 25%; and

•	All proceeds thereafter will be split evenly between Enteris and Seller.

In addition, Seller receives profits arising from milestones and royalties associated with the out-licensing of three of Enteris’ wholly-owned pharmaceutical development candidates, likely from the out-license of such products to third party pharmaceutical companies. For the products Ovarest and Tobrate, after SWK Products recovers 100% of all investment in such products, Seller will receive 60% of the first $5 million of the profit from each product until Seller receives an aggregate of $3 million for each product, and thereafter Seller will receive 30% of any remaining profits, per product. For the octreotide pharmaceutical development product candidate, after Enteris recovers 100% of all investment in the octreotide product candidate, Seller will be entitled to receive 10% of any remaining profits from that product, with Enteris receiving the remaining 90%.

3. Summary of Significant Accounting Policies & Practices

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates relate to valuation of accounts receivable, inventory, fixed assets, deferred tax assets and intangible assets, which involve management estimates of the lives of the assets and the recoverability of costs.

Revenue Recognition – Revenue is recognized from the sale of products and from performing feasibility studies and other services, licensing agreements and grants. In general, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the Company’s price to the customer is fixed or determinable and collectability is reasonably assured.

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ENTERIS BIOPHARMA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

Revenue from the sale of product is recognized when title to product and risk of loss are transferred, collection is reasonably assured, and the Company has no further obligations. If there are elements of the revenue recognition requirements that are not met at the time of shipment, the revenue is deferred. Revenue from research services is recognized when services are rendered.

The Company records revenue related to multiple-element arrangements in accordance with ASC 605-25, Revenue Recognition Multiple-Element Arrangements. In order to account for these agreements, the Company identifies the deliverables included within an arrangement and evaluates which deliverables represent separate units of accounting based on whether certain criteria are met, including whether the delivered element has stand-alone value to the counterparty. The consideration received is then allocated among the separate units of accounting based on each unit’s relative selling price. The identification of individual elements in a multiple-element arrangement and the estimation of the selling price of each element involves significant judgment, including consideration as to whether each delivered element has standalone value. Revenue from services performed under fixed-fee arrangements is recognized on the proportional performance basis. The proportion of the arrangement completed to date is determined on an actual cost-to-estimated final cost basis and is recognized as related services are performed up to the amount the Company is contractually entitled to bill.

The Company determines the estimated selling price for deliverables within each agreement using vendor specific objective evidence (“VSOE”) of selling price, if available, or third-party evidence (“TPE”) of selling price if VSOE is not available, or the Company’s best estimate of selling price, if neither VSOE nor TPE is available. Determining the best estimate of selling price for a deliverable requires significant judgment. Because the Company does not have VSOE or third-party evidence of selling price to determine the estimated selling price of a license to its proprietary technology, it typically uses its best estimate of a selling price to estimate the selling prices for licenses to its proprietary technology. In making these estimates, the Company considers market conditions and entity-specific factors, including those contemplated in negotiating the agreements, as well as internally developed estimates that include assumptions related to the market opportunity, estimated development costs, probability of success and the time needed to commercialize a product candidate pursuant to the license. In validating its best estimate of selling price, the Company evaluates whether changes in the key assumptions used to determine its best estimate of selling price will have a significant effect on the allocation of arrangement consideration between deliverables. The Company recognizes consideration allocated to an individual element when all other revenue recognition criteria are met for that element.

Research and Development - Research and development expenses include the costs associated with internal research and development and research and development conducted for the Company by third parties. These costs primarily consist of salaries, pre-clinical and clinical trials, outside consultants, and supplies. All research and development costs discussed above are expensed as incurred. Third-party expenses reimbursed under research and development contracts, which are not refundable, are recorded as a reduction to research and development expense in the statement of operations.

Income Taxes - Income taxes are accounted for under the asset and liability method with deferred tax assets and liabilities recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized.

Cash and Cash Equivalents – Cash and cash equivalents include all highly liquid securities purchased with an original maturity of three months or less and are deemed to be cash equivalents, which currently consist of checking accounts.

Accounts Receivable - The terms of payments and collections of accounts receivables are governed by contractual agreements. The Company’s policy is that an allowance for doubtful accounts is established for estimated losses resulting from the inability of its customers to make required payments. Such allowance is computed based upon a specific customer account review of larger customers and balances in excess of 90 days old. The assessment of a customers’ ability to pay generally includes direct contact with the customer, investigation into a customers’ financial status, as well as consideration of the customers’ payment history with the Company. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If the Company determines, based on its assessment, that it is more likely than not that a customer will be unable to pay, the account receivable balance will be written-off. There was no allowance recorded as of June 30, 2019 or December 31, 2018.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

Inventory - Inventories are stated at the lower of cost or net realizable value, valued at specifically identified cost which approximates the first-in, first-out (“FIFO”) method.

Property, Plant and Equipment - Property, plant and equipment are carried at cost, net of accumulated depreciation. Equipment under capital leases is stated at the present value of the minimum lease payments. Depreciation is computed using the straight-line method. Depreciation of equipment under capital leases and leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

Fair Value of Financial Instruments - U.S. GAAP establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of interest-bearing cash, cash equivalents, accounts receivable and accounts payable approximate fair value due to their life being short term in nature, and are classified as Level 1 for all periods presented. The fair value of debt is classified as Level 2 for the periods presented and approximates its fair value due to the variable interest rate. The fair value of the contingent consideration/accrued royalty is classified as Level 3 for the periods presented.

Patents and Other Intangibles - Acquisition-related intangible assets include the costs of acquired patents, trademarks and customer relationships which are being amortized over their estimated useful lives. The Company does not have any intangible assets with indefinite lives.

Costs incurred that are directly related to patents are capitalized. Patent costs are deferred pending the successful outcome of the relevant applications. These costs primarily consist of outside legal fees and typically relate to filings and prosecution of applications for improvements to existing patents or to the filings of foreign applications based upon domestic patents, or to maintenance fees for existing patents in different countries. Internal costs related to intangible assets are expensed as incurred. Successful patent costs are amortized using the straight-line method over the lives of the patents.

Amortization of intangible assets is computed based on the following estimated useful lives:

Asset	Estimated Useful Lives
Patents	1 – 20 years
Trademarks	10 years
Customer relationships	5 years
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ENTERIS BIOPHARMA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

Impairment of Long-Lived Assets - The Company assesses the impairment of identifiable intangibles and other long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some factors that are considered important which could trigger an impairment review include (i) significant underperformance relative to expected historical or projected future operating results; (ii) significant changes in the manner of the Company’s use of the acquired assets or the strategy for its overall business; and (iii) significant negative industry or economic trends.

When the Company determines that the carrying value of long-lived assets, including fixed assets, patents and inventories may not be recoverable based upon the existence of one or more of the above indicators of impairment, an assessment of the asset’s recoverability based on expected undiscounted future net cash flow is performed. If impairment is indicated, the asset is written down to its estimated fair value. There was no impairment of intangible assets as of June 30, 2019 and December 31, 2018. Unsuccessful patent costs are expensed when determined worthless or when patent applications will no longer be pursued. Other intangibles are recorded at cost and are amortized over their estimated useful lives.

Goodwill - The Company allocates any excess purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination to goodwill. The Company tests its goodwill balances annually for impairment or more frequently if indicators are present or changes in circumstances suggest that impairment may exist. The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component.

In performing the goodwill impairment assessments, the Company utilized the optional qualitative assessment prescribed under Financial Accounting Standards Board (“FASB”) ASC Topic 350. The qualitative assessment requires an evaluation of whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount based on an assessment of relevant events including macroeconomic factors, industry and market conditions, cost factors, overall financial performance and other entity-specific factors. After assessing the totality of events, if it is determined that it is more likely than not that the fair value of the reporting unit exceeds its carrying value, no further steps are required. If it is determined that impairment is more likely than not, then the Company must perform the quantitative impairment test. For the Company’s singular reporting unit tested using the optional qualitative assessment, we determined that it was not more than likely than not that the fair value of the reporting unit was less than our carrying amount.

Deferred Revenue - Deferred revenue includes amounts that have been billed per the contractual terms but have not been recognized as revenue. The Company classifies as current the portion of deferred revenue that are expected to be recognized within one year from the balance sheet date.

Accounting for Restricted Stock Awards - For restricted stock awards granted to employees, compensation expense is recognized when the vesting criteria are met, based on the grant-date fair value estimated in accordance with accounting guidance.

Sales Concentrations – Revenue is primarily from product sales, tablet development, feasibility studies and other revenue. One customer represented 96% and 90% of the total revenue for the three and six months ended June 30, 2019, respectively. For the six months ended June 30, 2018, two customers represented 45% and 43% of the revenue, respectively.

Concentrations of Credit Risk – Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains holdings in cash in excess of federally insured amounts and in cash equivalents with high credit-quality financial institutions in order to minimize credit exposure. The Company has concentrations of credit risk with respect to accounts receivable, as most accounts receivable are concentrated among a very small number of customers. As of June 30, 2019, and December 31, 2018, one customer accounted for 70% and 50% of the total accounts receivable, respectively. Credit evaluations are performed for most customers, but the Company generally does not require collateral to support accounts receivable.

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ENTERIS BIOPHARMA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

New Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09—Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This ASU supersedes the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition, and creates a new Topic 606, Revenue from Contracts with Customers. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted after December 15, 2016, including interim periods within that reporting period. Two adoption methods are permitted: retrospectively to all prior reporting periods presented, with certain practical expedients permitted; or retrospectively with the cumulative effect of initially adopting the ASU recognized at the date of initial application. The Company expects to adopt ASU 2014-09 using the modified retrospective method and expects the effect it will have on its consolidated financial statements to be immaterial, if any.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which requires a lessee to recognize assets and liabilities on the balance sheet for operating leases and changes many key definitions, including the definition of a lease.  The update includes a short-term lease exception for leases with a term of 12 months or less, in which a lessee can make an accounting policy election not to recognize lease assets and lease liabilities. Lessees will continue to differentiate between finance leases (previously referred to as capital leases) and operating leases, using classification criteria that are substantially similar to the previous guidance.  For lessees, the recognition, measurement, and presentation of expenses and cash flows arising from a lease have not significantly changed from previous GAAP.  Lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is currently assessing the impact of ASU 2016-02 on its consolidated financial statements. The impact on our results of operations and cash flows is not expected to be material.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This standard will be effective for the Company within annual reporting periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The Company early adopted ASU 2017-04 in January 2018, which did not have a material impact on the Company’s financial position.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which updates income tax accounting to reflect the SEC’s interpretive guidance released on December 22, 2017, when the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law. For more information regarding the impact of the Tax Act, see Note 10, Income Taxes.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new guidance will be effective for annual reporting periods beginning after December 15, 2019, including interim periods. Early adoption is permitted for annual or interim periods. The Company is evaluating the impact this guidance will have but does not expect the impact will be material on the Company’s financial position.

4. Inventory

Inventory consisted of the following at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Raw materials	$90,040	$81,645

Total	$90,040	$81,645
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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

5. Property, Plant and Equipment

Property, plant and equipment consisted of the following at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018	Estimated Useful Lives (years)
Leasehold improvements	$335,093	$335,093	Lesser of lease term or useful life
Manufacturing equipment	1,744,820	1,709,121	10
Office equipment and furniture	35,954	35,954	5
Software	28,976	28,976	3
	2,144,843	2,109,144
Less: accumulated depreciation and amortization	(1,325,233)	(1,237,025)

Property, plant and equipment, net	$819,610	$872,119

Depreciation and amortization expense on property, plant and equipment was $0.1 million for the six months ended June 30, 2019 and 2018, respectively.

6. Patents and Other Intangible Assets

Details of patents and other intangible assets are summarized as follows:

	June 30, 2019			December 31, 2018
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net

Patents	$21,228,059	$(7,976,698)	$13,251,361	$21,142,230	$(7,303,589)	$13,838,641
Trademarks	271,950	(167,222)	104,728	271,950	(153,624)	118,326
Customer relationships	560,000	(560,000)	—	560,000	(560,000)	—
Subtotal	22,060,009	(8,703,920)	13,356,089	21,974,180	(8,017,213)	13,956,967
Deferred patents	282,413	—	282,413	232,482	—	232,482

Total intangibles	$22,342,422	$(8,703,920)	$13,638,502	$22,206,662	$(8,017,213)	$14,189,449
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ENTERIS BIOPHARMA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

Trademarks, patents, and customer relationships are all intangible assets with definite useful lives and therefore continue to be amortized over their estimated useful lives. Amortization expense related to intangible assets amounted to $0.7 million for the six months ended June 30, 2019 and 2018, respectively. The weighted-average amortization period remaining for intangible assets as of June 30, 2019 and December 31, 2018 was approximately 6.4 and 6.1 years, respectively. Future amortization expense on the Company’s amortizable intangible assets over the next five years is estimated as follows as of June 30, 2019:

2019	$684,207
2020	1,269,771
2021	1,248,479
2022	1,245,481
2023	1,227,832
Thereafter	7,680,319
Total	$13,356,089

As of June 30, 2019, and December 31, 2018, 27 of the Company’s patents had been issued in the U.S. and 90 had been issued in various foreign countries. Various other domestic and foreign applications are pending. The Company did not record any impairment charges in the three and six months ended June 30, 2019 or 2018.

7. Commitments and Contingencies

Short-term debt

On January 7, 2019 the Company entered into a $5.0 million term loan agreement with ExWorks Capital Fund L.P. (“Term Loan”). The Company drew down $0.4 million on the Term Loan at closing to pay the closing fee. As of June 30, 2019, the total amount outstanding on the Term Loan, including the closing fee, was $2.6 million. The Term Loan incurs interest at 1.5% a month on the outstanding balance. In accordance with the agreement, the repayment of the Term Loan is due in full on January 7, 2020.

Operating lease obligations

In May 2013, the Company entered into a facility lease located in Boonton, New Jersey with a twelve-month term (the “Lease”). The Company exercised multiple renewal options for one-year and two-year terms as well as the First Amendment to the Lease that extended through May 2017 with the same terms dictated in the May 2013 lease. In January 2017, the Company executed the Second Amendment to the Lease, whereby the Company extended the Lease through May 2019 and increased the minimum lease payments to $18,000 per month. In 2018, the Company and the landlord agreed to extend the lease through May 2021, increasing the minimum lease payments to $18,500 per month.

Total future minimum rentals under the non-cancelable operating lease are as follows:

Year ending December 31,

2019	111,000
2020	222,000
2021	88,323
$421,323

Total rent expense was $0.1 million for the six months ended June 30, 2019 and 2018, respectively. Rental expense is recorded on a straight-line basis over the term of the respective lease.

Asset financing obligations

The Company has entered into certain asset financing arrangements for equipment which extend through April 2020. Under these arrangements, the Company has an option to terminate the lease early and buy the underlying assets. These arrangements are accounted for as capital leases.

The total cost of equipment under capital leases was $0.8 million as of June 30, 2019 and December 31, 2018. Amortization expense for equipment under capital lease was $0.1 million for the six months ended June 30, 2019 and 2018 and is included within depreciation expense. Accumulated amortization for the equipment under capital lease was $0.6 million and $0.1 million as of June 30, 2019 and December 31, 2018, respectively.

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ENTERIS BIOPHARMA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

Total future minimum rentals under the non-cancelable capital leases are as follows:

Year ending December 31,
2019	$110,508
2020	72,569
183,077
Less amounts representing interest	(10,300)
Net present value of future minimum lease payments	172,777
Less current maturities of asset financing obligations	(172,777)
Long-term maturities of asset financing obligations	$—

8. Restricted Stock Awards

The Company has granted restricted stock awards for shares of restricted common stock to certain officers and other employees.

The Company recognizes stock-based compensation expense for the performance awards to the extent the performance targets are probable of achievement. The Company has determined that achievement of the return to investors is not deemed probable and therefore no expense has been recognized for these performance awards during the six months ended June 30, 2019 and for the year ended December 31, 2018.

These shares of restricted common stock are subject to repurchase agreements and generally lapse upon termination of service by the employee. If the holder ceases to have a business relationship with the Company, the Company may repurchase any unvested shares of common stock held by the individuals at the deemed fair market value of the shares at the time of repurchase. No shares were repurchased during the six months ended June 30, 2019 and the year ended December 31, 2018.

The cash received by the Company related to unvested shares of restricted common stock is shown as a liability within other current liabilities on the Company’s balance sheet until the vesting requirements are met. When vesting occurs, the liability is reclassified to stockholders’ equity. No vesting for these shares has occurred in 2019. As of June 30, 2019 and December 31, 2018, the portion of unvested restricted stock recorded in other liabilities is de minimis.

The following table summarizes restricted stock activity:

	Shares	Weighted Average Grant-Date Fair Value
Non-vested balance at December 31, 2016	9,500	$12.04
Non-vested balance at December 31, 2017	9,500	$12.04
Non-vested balance at December 31, 2018	9,500	$12.04
Non-vested balance at June 30, 2019	9,500	$12.04

9. Income Taxes

There were no material changes to the Company’s income taxes since December 31, 2018. Management has considered the Company’s history of cumulative net losses in the U.S., estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2018 and 2017, respectively.

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ENTERIS BIOPHARMA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

10. Stockholders’ Equity

The Company has not issued any preferred stock or common stock during the six months ended June 30, 2019 and the year ended December 31, 2018. The terms of stock issued prior to the periods presented are included below.

Preferred Stock

The rights and privileges of the Series A Preferred Stock and Series A-1 Preferred Stock are described below:

Voting Rights — The holders of the Series A Preferred Stock and Series A-1 Preferred Stock are not entitled to vote.

Dividends — Series A Preferred and Series A-1 Preferred Stockholders are entitled to receive dividends in preference to the common stockholders, at an annual rate of 8% of the sum of Series A subscription price of $100. Dividends on the Series A Preferred Stock and Series A-1 Preferred Stock shall be cumulative and shall be payable if and when declared by the board of directors of the Company. The holders of the Series A-1 preferred stock will be entitled to receive dividends prior to, and in preference to, all other shares of preferred and common stock. Through June 30, 2019 the Company has made dividend payments to the Series A-1 Preferred Stockholders for $464,658, all of which were made in 2017.

Conversion — Each share of Series A Preferred Stock may be converted at any time, at the option of the holder into shares of Class B common stock, subject to the applicable conversion rate as determined by dividing the Series A subscription price by the conversion price. The current conversion price is equal to the price per share paid to the Company for such share of Series A Preferred Stock. The conversion rate is subject to adjustment for certain dilutive events. The Series A-1 Preferred Stock shares do not have any conversion rights.

Liquidation Preference — The holders of the Series A Preferred Stock have preferences in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company to common stock, and the Series A-1 Preferred stock ranks senior to Series A Preferred Stock.

Redemption — The Series A Preferred Stock and Series A-1 Preferred Stock are not redeemable.

Common Stock

The rights and privileges of the Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) are described below:

Voting Rights — The holders of the Class A Common Stock are entitled to one vote for each share of Class A common stock held. The holders of Class B Common stock are not entitled to vote.

Dividends — Common Stock holders are entitled to receive dividends, when and if legally available.

11. Employee Benefit Plan

The Company maintains a deferred compensation plan covering all full-time employees. The plan allows participants to defer a portion of their compensation on a pre-tax basis pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, up to an annual maximum for each employee set by the IRS. The Company has not made any discretionary matching contributions for the six month period ended June 30, 2019 and did not make any contributions in 2018.

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ENTERIS BIOPHARMA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

12. Legal Matters

From time to time, and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation.  As of June 30, 2019, the Company did not have any such pending claims, charges, or litigation that it expects would have a material adverse effect on its financial position, results of operations, or cash flows.

13. Related Parties

The Company had no related party transaction for the periods presented in the accompanying consolidated financial statements.

14. Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but before the financial statements are issued to provide additional evidence relative to certain estimates as of November 1, 2019, the date the financial statements were issued, and the financial statements reflect those material items that arose after the balance sheet date but prior to this date that would be considered recognized subsequent events. There were no events meeting this criteria except as described below.

Term Loan

On January 7, 2019 the Company entered into a $5.0 million term loan agreement with ExWorks Capital Fund L.P. (“Term Loan”). The Company drew down $0.4 million on the Term Loan at closing to pay the closing fee. In August 2019, in conjunction with the Merger with SWK, the Company fully paid the remaining balance on the Term Loan, which was originally due for repayment on January 7, 2020.

Cara License Agreement

On August 20, 2019, the Company entered into a non-exclusive license agreement (“Cara License Agreement”) with Cara Therapeutics, Inc. (“Cara”), pursuant to which Enteris granted Cara a non-exclusive, royalty-bearing license along with certain intellectual property rights, including the right to grant sublicenses, to develop, manufacture and commercialize products using such intellectual property.

As consideration for the intellectual property rights, Cara paid the Company an upfront fee equal to $8,000,000, consisting of $4,000,000 payable in cash and $4,000,000 payable in shares of the Company’s common stock pursuant to a separate stock purchase agreement (“Purchase Agreement”). In connection with the Purchase Agreement, Enteris purchased 170,793 shares of Cara’s common stock. Such shares were issued in satisfaction of the $4,000,000 portion of the upfront fee payable in shares pursuant to the Cara License Agreement and for no additional consideration, based on a purchase price of $23.42 per share, which was equal to the 30-day volume weighted average price of Cara’s common stock on August 20, 2019.

Cara will also pay Enteris (1) milestone payments upon the achievement of certain development, regulatory and commercial milestones and (2) low-single digit royalty percentages on net sales of licensed products, subject to reductions in specified circumstances.

Until the second anniversary of the entry into the Cara License Agreement, Cara has the right, but not the obligation, to terminate its obligation to pay any royalties under the Cara License Agreement in exchange for a lump sum payment in cash (the “Royalty Buyout”). Subject to certain conditions, Cara may elect to pay 50% of the lump sum due under the Royalty Buyout in shares of common stock pursuant to the Purchase Agreement. In addition, if Cara exercises its the Royalty Buyout option, it may elect to make 50% of the payment in stock by issuing additional shares of common stock.

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